EXHIBIT 10.25

Execution Version

MANAGEMENT AGREEMENT

This Management Agreement (this “Agreement”) is entered into this 21st day of January, 2013, by and between SearchCore, Inc., a Nevada corporation (“SearchCore”) and Tattoo Interactive, LLC, a California limited liability company (“TI”).  Each of SearchCore and TI may be referred to as a Party and collectively as the Parties.

RECITALS

WHEREAS, TI is the registered owner of the domain name known as www.tattoo.com the (“Domain”) and operates a commercial website at that Internet website address (the “Website”) through the use of a software platform and related technologies that are licensed to TI (collectively, the “Website Platform”);

WHEREAS, SearchCore is engaged, and is experienced, in the business of marketing and promoting commercial websites with an intent to increase traffic and commercial transactions so as to increase the value of a domain name and its related businesses;

WHEREAS, TI and SearchCore desire to enter into this Agreement with respect to the Domain and the Website.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties agree as follows:

AGREEMENT

1. Scope of Management Services.  TI hereby engages SearchCore, and SearchCore hereby accepts such engagement, commencing on the date hereof (the “Effective Date”) to  perform the following services on behalf of TI (the “Management Services”) with respect to the Domain and Website, upon the terms and conditions set forth in this Agreement:

A.	marketing, branding, and driving traffic to the Website;

B.	effecting listing and advertising sales;

C.	all customer service functions associated with the Website;

D.	conducting all customer billing related to the Website with respect to Advertising Revenue;

E.	executing credit card and other commercial transactions on the Website with respect to Advertising Revenue; and

F.	creating and adding video content and social media content to the Website.

Execution Version
2. Performance of the Management Services.  In performing the Management Services, SearchCore shall:

A.	Consult and confer with TI on a regular basis, but not less than once per month;

B.	Act in a manner that shall reasonably maximize the compensation payable to TI under this Agreement;

C.	Comply with all applicable federal, state and local laws; and

D.
Not permit any content on the Website or Domain that is reasonably expected to create liability to TI for slander or violation of privacy rights or which is reasonably likely to materially and adversely affect the Website’s or Domain’s good will or reputation.

3. Scope of TI’s Services.  In support of the Management Services, TI shall provide all coding, programing, and development of the Website, as mutually agreed by the Parties.

4. Licenses and Ownership.

A.
Use of Website Platform.  During the term of this Agreement, TI hereby grants to SearchCore a non-exclusive, limited, revocable, non-sublicenseable, nontransferable license to access and use the Website Platform as hosted by TI, solely to perform the Management Services in connection with the Website.  TI shall not, during the term of this Agreement, grant a license to any third party for the purposes of providing comparable services in connection with the Website.  SearchCore shall not, and shall not permit any third-party to: (i) use the Website Platform except to the extent permitted in this Section; (ii) modify or create any derivative work of any part of the Website Technology; (iii) distribute the Website Platform to any third party, or (iv) disassemble, decompile, or reverse engineer the Website Platform or otherwise attempt to gain access to the source code to the Website Platform (or the underlying ideas, algorithms, structure or organization of the object code in the Website Platform), except to the extent expressly permitted by applicable law.

B.
Feedback.  If either party provides any suggestions or recommendations, reduced to a tangible form, to (in the case of TI) TI regarding the Website Platform, or (in the case of SearchCore) SearchCore regarding the Management Services (collectively, the “Feedback”), then the receiving party is free to retain, use and incorporate such Feedback in the Website Platform or Management Services, as applicable, without credit, payment of royalties or other consideration to the other party.

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C.
Ownership of Intellectual Property.  TI owns all right, title and interest in and to the Website Platform, Website and Domain, including any modifications, enhancements or upgrades thereto created by TI (including those embodied in Feedback).  SearchCore owns all right, title and interest in and to the Management Services, and in any other materials developed by or for SearchCore (including those embodied in Feedback).

D.
Website Content.  TI shall, to the extent permitted by the terms of use and privacy policy prevailing on the Website, share with SearchCore and permit SearchCore to use as broadly as TI can, all customer data (including member, studio and artist lists), and all user-generated content that is submitted to the Website (including text, graphical and video content).  TI agrees to use its commercially reasonable efforts to establish and maintain terms of use and privacy policies for the Website during the term of this Agreement that permits SearchCore such access and use.

5. Expenses.

A.
Provided that SearchCore incurs at least $25,000 in expenditures relating to the Management Services in a given month (“Qualified Expenses”), then TI shall pay to SearchCore an amount of $10,000 attributable to such month as an expense-sharing allotment, (the “TI Expense Share”).  SearchCore shall provide a report of its Qualified Expenses within five (5) days of the end of the preceding month.  The first TI Expense Share shall be paid, as applicable, on the fifteenth day after the first full calendar month of the term of this Agreement, and on the same day of each of the following twelve calendar months, provided that in the event Qualified Expenses during a given month do not exceed $25,000, then TI shall not be obligated to pay any TI Expense Share for such month.  In all events, the TI Expense Share shall not exceed $120,000 in  the aggregate.  SearchCore shall use commercially reasonable efforts to make appropriate expenditures in support of the Management Services.

B.
All expenses arising out of the Management Services, other than expenses associated with the Domain and the Website, including but not limited to Website Platform development, coding, and engineering costs, shall be paid by SearchCore, in its sole discretion.  All expenses associated with the Domain and the Website, including but not limited to Website Platform development, coding, and engineering costs as mutually agreed to by the parties under Section 3, shall be paid by TI in its sole discretion.

Execution Version

6. Term and Termination.  The initial term of this Agreement shall be from the Effective Date until the date which is one (1) year thereafter (the “Initial Term”).  After the Initial Term, this Agreement shall automatically renew for successive one (1) year terms (each a “Renewal Term”) unless terminated in accordance with the provisions below:

A.	This Agreement may be terminated by either Party at any time if:

i.
the other Party materially breaches any its obligations under this Agreement and fails to cure such breach (if the breach is reasonably susceptible to cure) to the reasonable satisfaction of the non-breaching Party within thirty (30) days of its receipt of notice thereof from the non-breaching Party; or

ii.
the other Party becomes the subject of any voluntary or involuntary proceeding in bankruptcy, liquidation, dissolution, receivership, attachment, or assignment or composition for the benefit of creditors.

B.
This Agreement may be terminated by TI or SearchCore during the sixty (60) day period following the Initial Term or any Renewal Term if the applicable Annual Designated Gross Revenue goal set forth in Exhibit A for the prior one (1) year term has not been met.  Notwithstanding the foregoing, if SearchCore fails to meet the Annual Designated Gross Revenue goal set forth on Exhibit A for the Initial Term, SearchCore shall have the right to continue the term of this Agreement by paying to TI, within sixty (60) days of the end of the Initial Term, an amount in cash equal to the difference between the Annual Designated Revenue Goal and the  actual advertising revenue.  In the event of a termination by SearchCore pursuant to this subsection, SearchCore agrees that, for a period of one (1) year following the date of termination, it will not engage in the marketing and promotion of any tattoo related websites.

7. Revenue Sharing.  The Parties agree that, beginning on the Effective Date and throughout the term of this Agreement, Advertising Revenue and Designated Gross Revenue shall be divided between them as follows:

A.	SearchCore shall receive twenty percent (20%) of all Advertising Revenue;

Execution Version

B.	After payment of the Advertising Revenue, all remaining Designated Gross Revenue (defined below) shall be divided as follows:

i.	65% shall be paid to SearchCore; and

ii.	35% shall be paid to TI.

C.	Payment to the Parties of all amounts due under this Section shall be made no later than the 15th day of the month following the prior calendar month in arrears.

For purposes of this Agreement:

(1)           “Designated Gross Revenue” means revenue generated by or from the Domain and the Website related solely to (i) paid advertising subscriptions on map page for featured listing placements and enhanced map markers for studios and tattooists, (ii) paid advertising subscriptions on studio and tattooist portfolio page for featured listing placements, (iii) paid advertising slots on the home and landing pages, event page, map page and studio and tattooist profile page of the Website, (iv) paid advertising at events, in newsletters and on blogs; (v) paid product placement advertisement on the Website and (vi) payment for videos of studio tours, tattooist interview and product evaluations; provided, however, no other revenue of any kind or nature not described in clauses (i) through (vi) above shall be considered Designated Gross Revenue, including without limitation and revenues from (x) sales of tattoo art, tattoo supplies, merchandise and clothing and (y) fees for appointments, requests and referrals for tattooing.

(2)           “Advertising Revenue” means the revenue described in clauses (i) through (iv) of the definition of Designated Gross Revenue.

8. Reporting; Access to Financial Information.  On a monthly basis, whether or not any amounts are due and payable to TI under Section 7, SearchCore shall provide a monthly report with respect to the preceding month in form reasonably satisfactory to TI, summarizing all Designated Gross Revenue, all Advertising Revenue, and all amounts paid to the Parties under Section 5 and Section 7.  In addition, SearchCore shall promptly, but in no event later than five business days after request by TI, provide to TI all financial information regarding the Domain and Website that may be reasonably requested by TI.  In addition, SearchCore shall give TI reasonable access to all the premises, books and records of SearchCore to reasonably enable TI to audit the revenues with respect to the Domain and Website, and all revenue sharing payments under this Agreement.

Execution Version

9. Apparel Exclusivity.  Tattoo Clothing, LLC (“TC”) shall be the exclusive apparel vendor on the Website, on terms agreed upon between TC and TI.

10. Right of First Refusal.  If during the term of this Agreement, TI desires to sell the Domain pursuant to a bona fide written offer received from a third party (a “Bona Fide Offer”), TI shall first submit a written offer to sell the Domain to SearchCore on terms and conditions, including price, not less favorable to SearchCore than those contained in the Bona Fide Offer.  The offer to SearchCore shall disclose the identity of the proposed purchaser or transferee, the proposed terms and conditions of the sale or transfer (including the price), and any other material terms relating to the sale or transfer.  TI will not consummate any transfer, sale, or assignment of the Domain until thirty (30) days after the offer has been given to SearchCore, unless SearchCore waives its right of first refusal in writing, during which time SearchCore may purchase the Domain on the same terms as set forth in the Bona Fide Offer by executing a binding written agreement for the purchase of the Domain.  If SearchCore fails to execute a binding written agreement for the purchase of the Domain within such thirty day period, TI shall thereafter be free to sell the Domain on the terms and conditions set forth in the Bona Fide Offer, or any other terms and conditions that may be agreed to by TI.

11. Equity Ownership.  If the Website revenue goals set forth in Exhibit B are satisfied for the Initial Term and/or any Renewal Term, then the Parties agree that SearchCore shall be granted certain equity ownership interests in TI or such other entity that owns the Domain, the ownership of which will be divided by TI and SearchCore as determined by Exhibit B.  The capitalization of TI or such other entity selected by the parties to give effect to this Section shall be structured in a manner reasonably acceptable to the Parties, and shall be implemented in a manner that is tax-neutral to TI and its members. The charter documents shall contain terms and conditions customarily found in documents of that nature, such other terms and conditions as may be mutually agreed by the Parties, and shall be negotiated by the Parties in good faith.

12. Representations and Warranties.

A.	Each Party represents and warrants to the other Party as follows:

i.
Such Party is duly organized, validly existing and in good standing under the laws of the state of its jurisdiction of organization, with full power and authority to conduct its business as now conducted, own its assets and enter into and perform its obligations under this Agreement. The execution, delivery and performance of this Agreement by such Party, has been duly authorized by all requisite entity action on the part of such Party, and this Agreement constitutes, the legal, valid and binding obligations of such Party, enforceable against such Party in accordance with its terms; and

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ii.
The execution and delivery of this Agreement by such Party does not, and the performance of this Agreement will not, (a) conflict with or violate any United States federal, state, local or foreign law, statute, ordinance, rule, regulation, order, judgment or decree applicable to such Party or by or to which or to which such Party’s properties or assets is bound or subject, or (b) conflict with, violate or result in any default under such Party’s charter documents.

B.
SearchCore represents and warrants to TI that SearchCore has terminated any and all business related to the promotion, use or sale of medicinal marijuana or cannabis, in any form, and any paraphernalia used in connection with the consumption thereof.

13. Indemnification.

A.
SearchCore agrees to indemnify and hold harmless TI, its managers, officers, members, successors and assigns from and against any and all liability, loss, costs, expenses or damages, including but not limited to, any and all expenses (including attorneys’ fees) whatsoever reasonably incurred in investigating, preparing or defending against any litigation, commenced or threatened, or any claim whatsoever or howsoever caused by reason of any injury (whether to body, property, personal or business character or reputation) sustained by any person or to any person or property), arising out of or in connection (i) any breach by SearchCore of any of its representations or warranties in this Agreement, (ii) any breach by SearchCore of any of its covenants or other obligations under this Agreement and (iii) any third party claims arising out of or in connection with performance by SearchCore of the Management Services.  Notwithstanding the foregoing, SearchCore shall have no liability to TI for actions by unrelated third parties not based on any act or omission on the part of SearchCore.

B.
TI agrees to indemnify and hold harmless SearchCore, its directors, officers, shareholders, successors and assigns from and against any and all liability, loss, costs, expenses or damages, including but not limited to, any and all expenses (including attorneys’ fees) whatsoever reasonably incurred in investigating, preparing or defending against any litigation, commenced or threatened, or any claim whatsoever or howsoever caused by reason of any injury (whether to body, property, personal or business character or reputation) sustained by any person or to any person or property), arising out of or in connection (i) any breach by TI of any of its representations or warranties in this Agreement and (ii) any breach by TI of any of its covenants or other obligations under this Agreement.

Execution Version

C.
Nothing herein is intended to nor shall it relieve either Party from liability for its own willful act, omission or negligence.  All remedies provided by law, or in equity shall be cumulative and not in the alternative.

14. Confidentiality.  Unless consented to by the other Party, which consent will not be unreasonably withheld, each Party hereto will hold and will cause its agents, officers, directors, attorneys, employees, consultants and advisors to hold in strict confidence, unless compelled to be disclosed by judicial or administrative process or, in the opinion of its counsel, by other requirements of law, all documents and information concerning any other Party furnished it by such other Party or its representatives in connection with the subject matter hereof (except to the extent that such information can be shown to have been (i) previously known by the Party to which it was furnished, (ii) in the public domain through no fault of such Party, or (iii) later lawfully acquired from other sources by the Party to which it was furnished), and each Party will not release or disclose such information to any other person, except its auditors, attorneys, financial advisors, bankers and other consultants and advisors in connection with this Agreement.  TI acknowledges that SearchCore will disclose this Agreement as part of its normal material agreement disclosure obligations on the securities marketplace where its common stock trades, and in press releases and investor presentations describing the business activities of SearchCore.

15. Insurance.  SearchCore shall obtain and maintain on behalf of and in the name of SearchCore, naming TI as an additional insured, the following insurance coverage with limits not less than as specified below:

A.
Commercial General Liability Insurance unamended or Comprehensive General Liability Insurance with Broad Form CGL endorsement with limits of not less than $2,000,000 each occurrence and $2,000,000 general aggregate.

16. Miscellaneous.

A.  All notices required or permitted hereunder shall be in writing and shall be deemed effectively given: (a) upon personal delivery to the Party to be notified, (b) when sent by confirmed facsimile if sent during normal business hours of the recipient, if not, then on the next business day, or (c) upon personal delivery if deposited with a recognized courier with written verification of receipt.  All communications shall be sent as follows:

If to SearchCore:	SearchCore, Inc.
1300 Dove Street, Suite 100 Newport Beach, CA 92660 jpakulis@searchcore.com

If to TI:	Tattoo Interactive, LLC
161 West 39th Street Los Angeles, CA 90037-1015 Jonathan@Tattoo.com

or at such other address as the Seller or Buyer may designate by ten (10) days advance written notice to the other Party hereto.

Execution Version

B.   This Agreement sets forth the entire understanding of the Parties and supersedes any prior agreement or understanding relating to the subject matter hereof.  No supplement, modification or amendment of this Agreement shall be binding unless executed in writing by all the Parties.  No waiver of any of the provisions of this Agreement shall be deemed, or shall constitute, a waiver of any other provision, whether or not similar, nor shall any waiver constitute a continuing waiver.  No waiver shall be binding unless executed in writing by the Party making the waiver.

C.    Neither Party may assign, sell, transfer or otherwise convey, pledge or encumber any of its rights, obligations or interests under this Agreement without the prior written consent of the Party.  Notwithstanding the foregoing, SearchCore may assign this Agreement to any wholly-owned or affiliated entities under its control.  In the event of any reorganization of TI, or TI shall consolidate with or merge into another person or entity or convey all or substantially all of its assets to another person or entity, then and in each such case the buyer or surviving entity in said transaction shall assume the obligation of TI under this Agreement.

D.   Except as otherwise provided herein, the provisions hereof shall insure to the benefit of, and be binding upon, the successor, assigns, heirs, executors and administrators of the Parties hereto.

E.   This Agreement shall be governed by and construed in accordance with the laws of the State of California.  In the event that any provision of this Agreement is held by a court of competent jurisdiction to be unenforceable or void in any jurisdiction to be unenforceable or void in any jurisdiction, the other provisions of this Agreement shall remain in full force and effect under applicable law and shall be construed in order to effectuate the purpose and intent of this Agreement.  Any action brought by any Party hereto shall be brought in the courts located in Orange County California.

F.   Except as otherwise provided herein, if a dispute should arise between the Parties including, but not limited to arbitration, the prevailing Party shall be reimbursed by the non-prevailing Party for all reasonable expenses incurred in resolving such dispute, including reasonable attorneys’ fees.

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Execution Version

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be duly executed as of the date first written above.

“SearchCore”	“TI”

SearchCore, Inc.,	Tattoo Interactive, LLC,
a Nevada corporation	a California limited liability company

/s/ James Pakulis	/s/ Jonathan Kaye
By: James Pakulis	By: Jonathan Kaye
Its: President and Chief Executive Officer	Its:

Execution Version

Exhibit A

Revenue Benchmarks

Initial Term or Renewal Term	Annual Designated Gross Revenue
Year 1	$807,887
Year 2 and each Subsequent Year	$2,797,814

Exhibit B
Equity Ownership
Equity Earnings Benchmarks

Year – 1	$807,887.03
Advertising Revenue for 5% Equity Stake	$1,009,858.78
Advertising Revenue for 10% Equity Stake	$1,346,478.38
Advertising Revenue for 15% Equity Stake	$1,683,097.97

Year 2	$2,797,814.25
Advertising Revenue for 5% Equity Stake	$3,497,267.81
Advertising Revenue 10% Equity Stake	$4,663,023.75
Advertising Revenue for 15% Equity Stake	$5,828,779.69

Per Year until Equity Cap 50%	$2,797,814.25
Advertising Revenue for 5% Equity Stake	$3,497,267.81
Advertising Revenue for 10% Equity Stake	$4,663,023.75
Advertising Revenue 15% Equity Stake	$5,828,779.69